Ogier

Bon Natural Life Limited
P.O. Box 31119 Grand Pavilion
Hibiscus Way, 802 West Bay Road
Grand Cayman,KY1-1205
Cayman Islands

D +852 3656 6054/ +852 3656 6061
E nathan.powell@ogier.com/ florence.chan@ogier.com

Reference: FYC/ACG/180371.00004

30 September 2025

Dear Sirs

Bon Natural Life Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company's registration statement on Form F-3, including all amendments or supplements thereto (the **Registration Statement**), to be filed by the Company with the United States Securities and Exchange Commission (the **Commission**) under the United States Securities Act 1933, as amended (the **Securities Act**) on or about the date hereof. The Registration Statement relates to the proposed offering and sale from time to time, as set forth in the Registration Statement and the prospectus contained therein (the **Prospectus**), of the following securities (the **Securities**):

(a) class A ordinary shares of US$0.025 par value each (the **Class A Ordinary Shares**);

(b) debt securities to be issued (the **Debt Securities**) pursuant to the applicable indenture to be entered into by the Company (the **Indenture**);

(c) warrants to subscribe for the Company's securities (the **Warrants**) pursuant to an applicable warrant agreement (the **Warrant Agreement**) and the warrant certificate (the **Warrant Certificate**, and together with the Warrant Agreement, the **Warrant Documents**) to be entered into by the Company and any warrant agent;

(d) rights to purchase the Company's equity securities (the **Rights**) pursuant to an applicable rights agreement (the **Rights Agreement**) and the rights certificate (the **Rights Certificate**, and together with the Rights Agreement, the **Rights Documents**) to be entered into among the Company and the rights agent; and/or

(e) units comprising any combination of the foregoing securities (the **Units**) under a unit agreement (the **Unit Agreement**) and unit certificate (the **Unit Certificate**, and together with the Unit Agreement, the **Unit Documents**) to be entered into between the Company and the unit agent.

We have been advised that the Securities may be issued and sold or delivered from time to time as set forth in the Registration Statement, any amendment thereto and the Prospectus contained therein

pursuant to Rule 462(b) under the Securities Act and that this opinion is required to be furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related applicable Prospectus other than as expressly stated herein with respect to the issuance of the Securities.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Documents (as defined below). A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

1 Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents (the **Documents**):

(a) the certificate of incorporation of the Company dated 11 December 2019 issued by the Registrar of Companies of the Cayman Islands (the **Registrar**);

(b) the fourth amended and restated memorandum and articles of association of the Company adopted by special resolutions of the Company dated 15 April 2025 (respectively, the **Memorandum** and the **Articles**);

(c) a certificate of good standing dated 19 September 2025 (the **Good Standing Certificate**) issued by the Registrar in respect of the Company;

(d) a copy of the register of directors of the Company filed with the Registrar on 31 December 2024 (the **ROD**);

(e) a copy of the certified shareholder list of the Company as at 16 September 2025 in respect of each of the Class A Ordinary Shares and Class B Ordinary Shares, provided to us by the Company on 17 September 2025 (the **ROM**, and together with the ROD, the **Registers**);

(f) a certificate from a director of the Company dated 30 September 2025 as to certain matters of fact (the **Director's Certificate**);

(g) the Registration Statement; and

(h) a copy of the written resolutions of all of the directors of the Company dated 26 September 2025 (the **Board Resolutions**).

2 Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a) all original documents examined by us are authentic and complete;

(b) all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c) all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d) each of the Good Standing Certificate, the Registers and the Director's Certificate is accurate and complete as at the date of this opinion;

(e) the Memorandum and Articles provided to us are in full force and effect and have not been amended, varied, supplemented or revoked in any respect;

(f) the Board Resolutions remain in full force and effect and have not been, and will not be, rescinded or amended, and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering and the transactions set out in the Board Resolutions and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Offering and the Board Resolutions which has not been properly disclosed in the Board Resolutions;

(g) neither the directors and shareholders of the Company have taken or will take any steps to wind up the Company or to appoint a liquidator or restructuring officer of the Company, and no receiver has been or will be appointed over any of the Company's property or assets;

(h) the Company will issue the Securities in furtherance of its objects as set out in its Memorandum;

(i) the Company will have sufficient authorized but unissued share capital to effect the issue of any of the Class A Ordinary Shares at the time of issuance, whether as a principal issue or on the conversion, exchange or exercise of any Securities;

(j) the Documents, the Debt Securities issuable under the Indenture, the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents and the Units issuable under the Unit Documents have been, or will be, authorised and duly executed and unconditionally delivered by an authorised person for and on behalf of all relevant parties (including the Board) in accordance with all relevant laws;

(k) the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under and all documents entered into by such parties in connection with the issuance of the Securities, and the due execution and delivery thereof by each party thereto;

(l) the Documents, the Debt Securities issuable under the Indenture, the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents and the Units issuable under the Unit Documents are, or will be, legal, valid, binding and enforceable against all relevant parties in accordance with their terms under the laws of the State of New York and all other relevant laws(the **Relevant Law**) (other than, with respect to the Company, the laws of the Cayman Islands);

(m) the choice of the Relevant Law as the governing law of the Documents, the Debt Securities issuable under the Indenture, Warrants issuable under the Warrant

Documents, the Rights issuable under the Rights Documents and the Units issuable under the Unit Documents has been made in good faith and would be regarded as a valid and binding selection which will be upheld by the courts of the State of New York and any other relevant jurisdiction (other than the Cayman Islands) as a matter of the Relevant Law and all other relevant laws (other than the laws of the Cayman Islands).

(n) no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Securities and none of the Securities have been offered or issued to residents of the Cayman Islands;

(o) all necessary corporate action will be taken to authorize and approve any issuance of Securities and the terms of the offering of such Securities thereof and any other related matters and that the applicable definitive purchase, Indenture, Warrant Documents, Rights Documents, Unit Documents, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;

(p) no monies paid to or for the account of any party under the Documents, the Debt Securities issuable under the Indenture, the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents and the Units issuable under the Unit Documents or any property received or disposed of by any party to the Documents, the Debt Securities issuable under the Indenture, the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents and the Units issuable under the Unit Documents in each case in connection with the Documents, the Debt Securities issuable under the Indenture, the Warrants issuable under the Warrant Documents, the Rights issuable under the Rights Documents and the Units issuable under the Unit Documents or the consummation of the transactions contemplated thereby represent or will represent proceeds of criminal conduct or criminal property or terrorist property (as defined in the Proceeds of Crime Act (As Revised) and the Terrorism Act (As Revised), respectively);

(q) upon the issue of any Class A Ordinary Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof;

(r) the Company is, and after the issuance (where applicable) of the Securities, will be able to pay its liabilities as they fall due; and

(s) there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3 Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a) The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands. The Company is a separate legal entity and is subject to suit in its own name.

Authorized Share capital

(b) The authorized share capital of the Company is US$25,100,000 divided into (a) 1,000,000,000 class A ordinary shares of a par value of US$0.025 each, (b) 50,000,000 class B ordinary shares of a par value of US$0.001 each and (c) 50,000,000 preference shares of a par value of US$0.001 each.

Valid Issuance of Ordinary Shares

(c) With respect to the Class A Ordinary Shares, when

(i) the board of directors of the Company (the **Board**) has taken all necessary corporate actions to approve the issuance and allotment of the Class A Ordinary Shares, the terms of the offering of the Class A Ordinary Shares and any other related matters;

(ii) the provisions of the memorandum and articles of association of the Company then in effect and the applicable definitive purchase, underwriting or similar agreement approved by the Board have been satisfied and payment of the consideration specified therein (being not less than the par value of the Class A Ordinary Shares) has been made; and

(iii) valid entry has been made in the register of members of the Company reflecting such issuance of Class A Ordinary Shares as fully paid shares,

the Class A Ordinary Shares will be recognised as having been duly authorized and validly issued, fully paid and non-assessable.

(d) With respect to the Class A Ordinary Shares issuable pursuant to the Debt Securities, Warrants, Rights and Units (the **Underlying Shares**), in each case when the Debt Securities, Warrants, Rights and/or Units are exercisable under the terms of the applicable definitive agreement approved by the Board (the **Definitive Agreements**) as referred to within the Registration Statement, when:

(i) the Board has taken all necessary corporate action to approve the issuance and allotment of the Underlying Shares and the Definitive Agreements;

(ii) the terms of such security, the memorandum and articles of association then in effect or the instrument governing such security providing for such conversion, exchange, redemption, repurchase or exercise for Underlying Shares, as approved by the Board, have been satisfied and the consideration approved by the Board (being not less than the par value of the Underlying Shares) received; and

(iii) valid entry have been made in the register of members of the Company reflecting such issuance of Underlying Shares as fully paid shares,

the Underlying Shares will be recognised as having been duly authorized and validly issued, fully paid and non-assessable.

Taxation